UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 7, 2009

SINO GREEN LAND CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-53208	54-0484915
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6/F No.947, Qiao Xing Road, Shi Qiao Town

Pan Yu District, Guang Zhou

People's Republic of China

 (Address of Principal Executive Offices)
(Zip Code)

86-20-84890337

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On August 7, 2009, Sino Green Land Corporation, a Nevada corporation (the "Company"), entered into a Series A Convertible Preferred Stock and Warrant Purchase Agreement (the "Agreement") with several accredited investors (collectively, the "Investors") for the issuance and sale of an aggregate of 1,000,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock") at a purchase price of $1.00 per share. Each share of Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share (the "Common Stock") at a price per share of $0.088, subject to certain adjustments, including an adjustment based on the Company’s net income per share for the fiscal year ended December 31, 2009. If at any time until August 7, 2011 the Company issues securities, other than certain permitted issuances, at a per share price which is less than the then current conversion price of the Preferred Stock, the Company will reduce the conversion price of the Preferred Stock to the per share price of such subsequent issuance.

The Investors have the option to acquire an additional 1,000,000 shares of Preferred Stock upon the same terms. Such option expires on February 10, 2010, unless extended by the Company.

The Investors shall receive Series A Warrants to purchase an aggregate of 10,000,000 shares of Common Stock, exercisable at $0.14 per share at any time and from time to time through August 7, 2014. The exercise price of the Series A Warrants is subject to certain adjustments, including an adjustment based on the Company’s net income per share for the fiscal year ended December 31, 2009. If at any time until August 7, 2011 the Company issues securities, other than certain permitted issuances, at a per share price which is less than the then current exercise price of the Series A Warrants, the Company will reduce the exercise price of the Warrants to the per share price of such subsequent issuance. At the option of the Company, the Series A Warrants must be exercised by the Investors, provided that the shares of Common Stock issuable upon the exercise of the warrants are then registered under the Securities Act of 1933, as amended (the "Act"), and the per share market value of the Common Stock for the thirty prior trading days is $0.28 or more.

In addition, the investors shall receive Series B Warrants to purchase an aggregate of 10,000,000 shares of Common Stock, exercisable at $0.25 per share at any time and from time to time through August 7, 2014. The exercise price of the Series B Warrants is subject to certain adjustments, including a price adjustment based on the Company’s net income per share for the fiscal year ended December 31, 2009. If at any time from August 7, 2010 to August 7, 2011 the Company issues securities, other than certain permitted issuances, at a per share price which is less than the then current exercise price of the Series B Warrants, the Company will reduce the exercise price of the Warrants according to a weighted-average anti-dilution formula. At the option of the Company, the Series B Warrants must be exercised by the Investors, provided that the shares of Common Stock issuable upon the exercise of the warrants are then registered under the Act, and the per share market value of the Common Stock for the thirty prior trading days is $0.50 or more.

Each Investor has agreed not to convert any shares of Preferred Stock or exercise any Warrants to the extent that such Investor’s beneficial ownership of Common Stock would exceed 9.99% of the outstanding Common Stock upon such conversion or exercise.

The Company paid an aggregate of $50,000 of broker fees in connection with this transaction. The Company also reimbursed the Investors for $45,000 of due diligence expenses.

A form of the Purchase Agreement is attached hereto as Exhibit 10.1, a form of the Series A Warrant is attached hereto as Exhibit 4.1 and a form of the Series B Warrant is attached hereto as Exhibit 4.2, each of which is incorporated into this Item 1.01 by reference.

Item 3.02.

Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated into this Item 3.02 by reference. Based upon certain representations made by each of the Investors, as set forth in the Agreement, the Preferred Stock and warrants were issued in reliance upon an exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 3.03

Material Modification to Rights of Security Holders.

On August 10, 2009, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation setting forth the terms of the Preferred Stock. As a result, the rights of holders of the Company’s common stock may be adversely affected by the rights of the holders of the Preferred Stock. The Certificate of Designation is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

See Item 3.03, which is incorporated into this Item 5.03 by reference.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of the Company’s Series A Convertible Preferred Stock

4.1	Form of Series A Warrant, dated as of August 7, 2009, issued by the Company to the Investors.

4.2	Form of Series B Warrant, dated as of August 7, 2009, issued by the Company to the Investors.

10.1	Form of Series A Convertible Preferred Stock and Warrant Purchase Agreement, dated as of August 7, 2009, between the Company and the Investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2009

SINO GREEN LAND CORPORATION

By: /s/ Anson Yiu Ming Fong
Name: Anson Yiu Ming Fong
Title: Chairman of the Board